Exhibit 23.01
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-110160, 333-101174 and 333-123895 and Form S-8 Nos. 333-114953, 333-69552, and 333-55886) of AtheroGenics, Inc., of our reports dated February 29, 2008, with respect to the financial statements of AtheroGenics, Inc., and the effectiveness of internal control over financial reporting of AtheroGenics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Atlanta, Georgia
February 29, 2008